EXHIBIT 10.41
Griffin Gold Group, Inc.
c/o LS Capital Corporation
15915 Katy Freeway, Suite 250
Houston, TX 77094

                                                  March 27, 1997

Mr. Richard W. Lancaster
c/o Remediation Services, Inc.
1225 Neosho Dr.
Baton Rouge, LA 70802

Dear Dick:

         On behalf of the Board of Directors of Griffin Gold Group, Inc. (GGGI), it is my pleasure to extend you an officer of employment at will, to join our team as President and Chief Operating Officer of our gold mining subsidiaries and affiliates according to the terms and conditions outlined below:

         1. Function - You will be a member of the Management Committee and will report to the Chief Executive Officer of LS Capital and be responsible for the profit (or loss) of our mining operations.

         2. You will be a consultant for April and May 1997 and will receive 50,000 shares of freely tradable LS Capital stock as a consulting fee for that period.

         3. Salary - Initially $72,000 U.S. per annum paid semi-monthly commencing June 1, 1997, with annual reviews beginning in January 1998 by the Compensation Committee of the Board of Directors of LS
              .

         4. Options - You will receive two (2) option grants effective with commencement of your two month consulting period, (April - May, 1997):

                  Grant A.       Options on 250,000 shares at an option price of
                  --------

                                    $1.00 vested 50,000 every 90 days commencing
                                    June 24, 1997.

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                  Grant B.   Options on 200,000 shares at a price of $2.00, but
                  --------
                             vesting 50,000 shares every 90 days commencing September 24, 1998. In the event of a sale or a merger of the Company which is defined in the option plan as a "Change of Control", all options will vest 100% immediately.

         5. Benefits - Beginning June 1 you will be included in all executive health, disability, life insurance and pension plans as are created for the officers of the Company. For the time being we will include everyone under the GGGI plan.

         6.  Termination - In the event you are terminated except for cause,
             -----------
              defined as insubordination, unjustified absence, failure to carry out the duties assigned you and disclosure of confidential information, by the Company, you will be paid your base salary for three months, or commencement of your new employment, whichever is sooner. If you are terminated by the Company, one half of the current period's unvested options (i.e. 20,000) will be vested. In the event you decide to leave you will give the Company at least
              two months written notice.   All unvested options will be canceled
              as of the date of your notice of termination in that case.

         7. Commencement Date - As we discussed, we need you on board as soon as possible. We understand that you would like to give your notice soon and start full-time no later than June 1, but sooner would be preferable.

                                                       Very truly yours,

                                                       /s/ Paul J. Montle
                                                         ---------------------
                                                            Paul J. Montle
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                                                            Vice President

CONFIRMED AND ACCEPTED:


By:  /s/ Richard W. Lancaster
       -------------------------------
         Richard W. Lancaster

cc:      Kent E. Lovelace, Jr.